    As filed with the Securities and Exchange Commission on August 29, 1997
                                                      REGISTRATION NO. 333-34215


                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                           -----------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 HALIS, INC.

                           -----------------------

            (Exact name of Registrant as specified in its charter)

                     Georgia                                                                 58-1366235
           (State or other jurisdiction                                                   (I.R.S. Employer
        of incorporation or organization)                                               Identification No.)

                               9040 ROSWELL ROAD
                                   SUITE 470
                             ATLANTA, GEORGIA 30350
                                 (770) 641-5555
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               PAUL W. HARRISON,
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          9040 ROSWELL ROAD, SUITE 470
                             ATLANTA, GEORGIA 30350
                                 (770) 641-5555
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             WILLIAM L. MEYER, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                     3343 PEACHTREE ROAD, N.E., SUITE 1800
                             ATLANTA, GEORGIA 30326

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

       If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                  ____________________________________________




       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 16.  EXHIBITS.

     The following exhibits are filed with or incorporated by reference into this report. The exhibits which are denominated by an (*) were previously filed as a part of, and are hereby incorporated by reference from either (i) a Registration Statement on Form S-18 under the Securities Act of 1933 for the Registrant, Registration No. 33-14114-A, initially filed with the Securities and Exchange Commission on May 7, 1987, as amended ("S-18"); (ii) the Annual Report on Form 10-K for the year ended January 31, 1991 ("1991 10-K"); (iii) the Annual Report on Form 10-KSB for the year ended January 31, 1996 ("1996 10-KSB"); (iv) the Current Report on Form 8-K dated November 19, 1996 ("8-K") or (v) the Annual Report on Form 10-KSB for the year ended December 31, 1996 ("December 10-KSB").


EXHIBIT NO.                                     DESCRIPTION OF EXHIBIT
-----------                                     ----------------------
   **3.3                  -       Amended and Restated Bylaws
    *4.1                  -       Form of Common Stock Certificate (S-18, Exhibit 4.1)
     5.1                  -       Opinion of Smith, Gambrell & Russell, LLP
   *10.1                  -       Employment Agreement dated November 18, 1996, as amended on January 3, 1997, by and between the Registrant HALIS and Paul W. Harrison (December 10-KSB, Exhibit 10.1)
   *10.2                  -       Employment Agreement dated November 18, 1996, as amended on January 3, 1997, by and between the Registrant and Larry Fisher (December 10-KSB, Exhibit 10.2)
   *10.3                  -       Sublease dated January 10, 1997 by and between VeriFone, Inc. and the Registrant for lease of office space in Atlanta, Georgia (December 10-KSB, Exhibit 10.3)
   *10.4                  -       Warrant Agreement, dated November 19, 1996, by and between the Registrant and SunTrust
                                  Bank, Atlanta (December 10-KSB, Exhibit 10.4)
   *10.5                  -       Form of Employee Trade Secret Agreement (S-18, Exhibit 10.19)
   *10.6                  -       License Agreement, dated November 18, 1996, by and between Paul Harrison Enterprises,
                                  Inc. and the Registrant (December 10-KSB, Exhibit 10.6)
  **10.7                  -       Form of Note Purchase Agreement
  *10.14                  -       401(k) Plan of Registrant adopted January 1, 1991 (1991 10-K, Exhibit 10.16)
  *10.19                  -       Stock Purchase Agreement, dated as of March 29, 1996 and amended as of September 27,
                                  1996, between Fisher Business Systems, Inc., HALIS, L.L.C., Paul W. Harrison and James
                                  Askew.  (8-K, Exhibit 2.2)
  *10.20                  -       1996 Stock Option Plan of the Company (1996 10-KSB)
  **23.1                  -       Consent of Habif, Arogeti & Wynne, P.C.
    23.3                  -       Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as
                                  Exhibit - 5.1 hereto)
    24.1                  -       Power of Attorney (included on signature page)



__________________


** Previously filed with Registration Statement

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 29 day of August, 1997.

                                     HALIS,  INC.


                                     By:/s/ Paul W. Harrison
                                        ----------------------------------------
                                        Paul W. Harrison, Chairman of the Board,
                                        Chief Executive Officer and President
                                        (Principal Executive Officer)





        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement Amendment has been signed below by the following persons in the following capacities on the dates indicated.



                   Signature                                       Title                            Date
                   ---------                                       -----                            ----
/s/ Paul W. Harrison                                      Chairman of the Board,            August 29, 1997
------------------------------------------------   Chief Executive Officer and President
               Paul W. Harrison


/s/ Larry Fisher                                    Director, Executive Vice President,
------------------------------------------------Chief Administrative Officer and Secretary  August 29, 1997
                 Larry Fisher


/s/ Harold J. Williams, III                               Chief Financial Officer           August 29, 1997
------------------------------------------------           (Principal Financial
            Harold J. Williams, III                       and Accounting Offier)

                       *                                         Director                   August 29, 1997
------------------------------------------------
                  Nate Lipson

                       *                                         Director                   August 29, 1997
------------------------------------------------
                   Joe Neely

                       *                                         Director                   August 29, 1997
------------------------------------------------
                  Chuck Broes

------------------------------------------------
                  Trevor Hicks                                   Director



* By: /s/ Paul W. Harrison
      --------------------
      Paul W. Harrison, an attorney-in-fact

                                 EXHIBIT INDEX


       Exhibit                                                                              Sequential
        Number                            Description of Exhibit                             Page No.
        ------                            ----------------------                            ----------
        5.1                               Opinion of Smith, Gambrell & Russell, LLP